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                                                                    EXHIBIT 99.6

                              D.F. King & C0., Inc.

                      48 WALL STREET, NEW YORK, N.Y. 10005
                                 (212) 269-5550

                                                        December 8, 2004

Mr. Leonardo Pereira
Chief Financial Officer
Net Servicos de Comunicacao S/A
Rua Verbo Divino, 1356
Sao Paulo - SP  04719-002
Brazil

Ladies and Gentlemen:

      This Letter Agreement sets forth the terms and conditions pursuant to which Net Servicos de Comunicacao S.A. (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed exchange offer and consent solicitation.

      The Company proposes to (i) exchange US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009 (the "New Securities") and cash for all of its issued and outstanding US$97,692,000 aggregate principal amount of 12 5/8% Senior Guaranteed Notes due 2004 (the" Existing Securities") and (ii) solicit consents from holders of Existing Securities to amendments to certain provisions to the indenture under which the Existing Securities were issued in accordance with, and subject to, the terms and conditions set forth in the Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") on November 8, 2004. Such offer to exchange and consent solicitation is herein referred to as the "Exchange Offer".

      1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Exchange Offer and requests and authorizes King to contact, and to provide information with respect to the Exchange Offer to, holders of the Existing Securities. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Commission or publicly released (or to be filed or publicly released) by the Company in connection with the Exchange Offer (collectively, the "Exchange Offer Materials"): (i) a Prospectus; (ii) a Letter of Transmittal; (iii) press releases and newspaper advertisements; (iv) letter to securities dealers, banks and trust companies to their customers; and (v) any and all amendments or supplements to any of

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December 8, 2004
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the foregoing, In no event will King make any recommendation to anyone regarding whether to tender or refrain from tendering their Existing Securities. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

      2. The Company agrees to pay King as compensation for its services a fee of $7,500, which is due upon the completion, expiration or termination, as the case may be, of the Exchange Offer. In the event the Company extends the term of the Exchange Offer, the Company agrees to pay King an additional fee of $500 for each such extension. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all reasonable out-of-pocket expenses (including reasonable counsel's fees and disbursements) incurred by King in retention hereunder. The Company further agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Exchange Offer or dependent upon the amount of Existing Securities acquired by the Company pursuant to the Exchange Offer.

      3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Exchange Offer Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference (which approval shall not be unreasonably withheld).

      4. The Company represents and warrants to King that:

            (i) this letter agreement is a valid and binding agreement on the Company's part;

            (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Exchange Offer to authorize the Exchange Offer, and the exchange of New Securities and cash for Existing Securities in connection with the Exchange Offer;

            (iii) all Exchange Offer Materials will comply, in all material respects, with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, to the extent applicable, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer Materials and no other report, filing,

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December 8, 2004
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document, release or communication published or filed in connection with the
Exchange Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading;

            (iv) the Exchange Offer, and the exchange of New Securities and Cash for Existing Securities in connection with the Exchange Offer, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body (other than required filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, to the extent applicable, and the rules and regulations of the Commission promulgated thereunder) required in connection with the making or consummation of the Exchange Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the consummation of the Exchange Offer); and

            (v) the Exchange Offer, and the exchange of New Securities and Cash for Existing Securities in connection with the Exchange Offer, and the execution, delivery and performance of this letter agreement, will not conflict with or result in a violation of any of the provisions of the Company's articles of association or by-laws.

      5. The Company will advise King promptly of the occurrence of any event which will cause it not to proceed with, or to withdraw or abandon, the Exchange Offer. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Exchange Offer Materials.

      6. The Company hereby agrees to indemnify and hold harmless King, King's controlling person, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but no limited to, all reasonable counsel fee, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever:

      (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above; or

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December 8, 2004
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      (ii) arising out of, relating to, or in connection with the Exchange
Offer, except for the Indemnified Person's bad faith, willful misconduct or gross negligence. The Company shall reimburse such Indemnified Persons for such counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

      7. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer and the Company agrees to notify King promptly of the assertion of any claim against the Company or any of its officers, directors, employees or agents in connection with the Exchange Offer. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Person shall be conducted by the Company's counsel who shall be satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person(s) form all liability or loss arising out of such action or proceeding.

      8. The representations and warranties contained in paragraphs 4 and 5 above and the indemnity agreement contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination or consummation of the Exchange Offer; and (ii) any investigation made by or on behalf of any party.

      9. This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the

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December 8, 2004
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Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

      If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

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December 8, 2004
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      If the foregoing correctly sets forth the understanding between the
Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.

                                          D. F. KING & CO., INC.

                                          BY: /s/ Thomas A. Long
                                              ----------------------------------
                                              Name: Thomas A. Long
                                              Title: Executive Vice President

Accepted as of the date first above written Net Servicos de Comunicacao S.A.

BY: /s/ Leonardo P.G. Pereira
    -----------------------------------
    Name: Leonardo Pereira
    Title: Chief Financial Officer

BY: /s/ Fernando de Melo Mousinho
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    Name: Fernando de Melo Mousinho
    Title: Director